Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166535, 333-158668, 333-151382, 333-174092, 333-179566, 333-147202, 333-186923, 333-191466, 333-193750, and 333-201701 on Form S-8 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of Inteliquent, Inc. and subsidiaries, and the effectiveness of Inteliquent, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Inteliquent, Inc. for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

Chicago, Illinois

February 26, 2015